EXHIBIT 3.1

RESTATED ARTICLES OF INCORPORATION

OF

APPLE INC.

Peter Oppenheimer and Daniel Cooperman certify that:

1.    They are the Senior Vice President and Chief Financial Officer and the Senior Vice President, General Counsel and Secretary, respectively, of Apple Inc., a California corporation.

2.    The Restated Articles of Incorporation of this corporation, filed on January 27, 1988, were amended by separate Certificates of Amendment, filed on February 1, 1990, April 22, 1999, May 4, 2000, and February 25, 2005, and by a Certificate of Ownership, filed on January 9, 2007.

3.    A Certificate of Determination of Preferences of Series A Non-Voting Convertible Preferred Stock was filed on August 6, 1997.

4.    Pursuant to Section 1110(d) of the California Corporations Code, the name of this corporation was changed from “Apple Computer, Inc.” to “Apple Inc.” on January 9, 2007.

5.    The Restated Articles of Incorporation of this corporation are restated to read in full as follows:

“I

The name of the corporation is Apple Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

This corporation is authorized to issue two classes of shares designated respectively “Common Stock” and “Preferred Stock.” The number of shares of Common Stock which this corporation is authorized to issue is 1,800,000,000. The number of shares of Preferred Stock which this corporation is authorized to issue is 5,000,000.

IV

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of each series outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.

V

Section 1.    Limitation of Directors’ Liability.    The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2.    Indemnification of Corporate Agents.    The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Section 3.    Repeal or Modification.    Any repeal or modification of the foregoing provisions of this Article V by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

VI

There shall be no right with respect to shares of stock of this corporation to cumulate votes in the election of directors.

VII

Through and until immediately prior to the annual meeting of shareholders to be held in fiscal year 2000, the directors shall be divided into two classes, designated Class I and Class II, each consisting of one-half of the directors or as close an approximation as possible, and each director shall serve for a term running until the second annual meeting of shareholders succeeding his or her election and until his or her successor shall have been duly elected and qualified; provided, however, that the terms of all directors shall expire at the annual meeting of shareholders to be held in fiscal year 2000. Commencing at the annual meeting of shareholders to be held in fiscal year 2000, each director shall be elected to serve until the annual meeting of shareholders held in the following fiscal year or until his or her successor shall have been duly elected and qualified.

VIII

The Certificate of Determination of Preferences of Series A Non-Voting Convertible Preferred Stock, filed on August 6, 1997, a copy of which is attached hereto as Exhibit A, is hereby incorporated by reference as Article VIII.”

6.    Pursuant to Section 910 of the California Corporations Code, the foregoing restatement of the Restated Articles of Incorporation of this corporation was duly approved by the Board of Directors alone on May 27, 2009.

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true of their own knowledge.

Executed at Cupertino, California on July 9, 2009.

/s/ Peter Oppenheimer
Peter Oppenheimer
Senior Vice President and
Chief Financial Officer

/s/ Daniel Cooperman
Daniel Cooperman
Senior Vice President, General Counsel and Secretary

EXHIBIT A

CERTIFICATE OF DETERMINATION OF PREFERENCES OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

AS FILED WITH THE SECRETARY OF STATE OF THE STATE OF CALIFORNIA

ON AUGUST 6, 1997

Conformed Copy as filed with the Secretary of State

of the State of California on August 6, 1997

CERTIFICATE OF DETERMINATION OF
PREFERENCES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK
OF APPLE COMPUTER, INC.

The undersigned, John B. Douglas, III, and Paul D. Carmichael, hereby certify that:

1.    They are a duly elected Senior Vice President and Assistant Secretary, respectively, of Apple Computer, Inc., a California corporation (the “Corporation”).

2.    The Corporation hereby designates one hundred and fifty thousand (150,000) shares of Series A Non-Voting Convertible Preferred Stock.

3.    None of the shares of the Series A Non-Voting Convertible Preferred Stock have been issued.

4.    Pursuant to authority given by the Corporation’s Restated Articles of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

WHEREAS, the Restated Articles of Incorporation of the Corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of the Corporation is authorized within the limitations and restrictions stated in the Restated Articles of Incorporation to determine or alter the rights, preferences, privileges and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof; and

WHEREAS, the Corporation has not issued any shares of Preferred Stock, and the Board of Directors of this Corporation desires to determine the rights, preferences, privileges and restrictions relating to this initial series of Preferred Stock, and the number of shares constituting said series, and the designation of said series;

NOW, THEREFORE, BE IT

RESOLVED: That the President and the Secretary of this Corporation are each authorized to execute, verify and file a certificate of determination of preferences with respect to the Series A Non-Voting Convertible Preferred Stock in accordance with the laws of the State of California.

RESOLVED FURTHER: That the Board of Directors hereby determines the rights, preferences, privileges and restrictions relating to said series of Series A Non-Voting Convertible Preferred Stock shall be as set forth below.

“A.    One hundred and fifty thousand (150,000) of the authorized shares of Preferred Stock of the Corporation, none of which have been issued or are outstanding, are hereby designated “Series A Non-Voting Convertible Preferred Stock” (the “Series A Preferred Stock”).

B.    The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock are as follows:

1.    Dividend Rights.    The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, a dividend at the rate of 3% of the Original Issue Price per share per annum, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. If, in any twelve month period, the Board of Directors declares dividends on the Common Stock that would exceed the dividends declared on the Series A Preferred Stock in such period determined on a Common Share Equivalent Basis (as defined below), the Board shall declare and pay an equivalent additional dividend on the Series A Preferred Stock so that the total dividends on the Common Stock and the Series A Preferred Stock are on a parity determined on a Common Share Equivalent Basis. Common Share Equivalent Basis shall be determined by comparing the dividend that would have been or will be declared or paid on the number of shares of Common Stock into which the shares of Series A Preferred Stock would have been or will be convertible as of the record date(s) to the dividends which were paid or will be paid on the Common Stock during such twelve month period. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any year. The Original Issue Price of the Series A Preferred Stock (as adjusted for any combination, consolidation, share distributions or share dividends with respect to such shares) shall be equal to $1,000 per share.

2.    Voting Rights.    Except as otherwise provided by law, the holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

3.    Liquidation, Dissolution or Winding Up.    Subject to any preferential liquidation rights of any series of Preferred Stock as may then be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock and the Series A Preferred Stock in proportion to, in the case of holders of Common Stock, the number of shares of Common Stock held and, in the case of holders of Series A Preferred Stock, the number of shares of Common Stock into which the shares of Series A Preferred Stock are then convertible.

4.    Consolidation, Merger, Exchange, Etc.    In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, money and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be either, at the option of the Corporation, (a) similarly exchanged or changed into preferred shares of the surviving entity providing the holders of the Series A Preferred Stock with (to the extent possible) the same relative rights and preferences as the Series A Preferred Stock or (b) converted into the shares of stock and other securities, money and/or any other property receivable upon or deemed to be held by holders of Common Stock immediately following such consolidation, merger, combination, statutory share exchange or other transaction, and the holders of the Series A Preferred Stock shall be entitled upon such event to receive such amount of securities, money and/or any other property as the shares of the Common Stock of the Corporation into which such shares of Series A Preferred Stock could have been converted immediately prior to such consolidation, merger, combination, statutory share exchange or other transaction would have been entitled.

5.    Conversion.

(a)    Each share of Series A Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of the conversion upon any sale, pledge, conveyance, hypothecation, assignment or other transfer of such share, whether or not for value, or attempt thereof, by the initial registered holder thereof, other than any such transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that any transfer by the initial registered holder to any majority-owned subsidiary of the initial registered holder shall not give rise to automatic conversion hereunder unless and until such transferee ceases to be a majority-owned subsidiary of the initial registered holder; and further provided that in the event any pledge, conveyance, hypothecation, assignment or other transfer shall not give rise to automatic conversion hereunder, then any subsequent transfer or attempt thereof by the holder (other than any such transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Exchange Act) shall be subject to automatic conversion upon the terms and conditions set forth herein. The price at which shares of Common Stock shall be deliverable upon conversion shall initially $16.50 with respect to shares of Series A Preferred Stock (the “Conversion Price”). The initial Conversion Price shall be subject to adjustment as provided below.

(b)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock.

6.    Adjustment of Conversion for Dividend and Distributions.

(a)    In the event the Corporation shall at any time after issuance of the Series A Preferred Stock declare or pay any dividend or other distribution on Common Stock, payable in Common Stock or other securities or rights convertible into, or exchangeable for, Common Stock, or effect a subdivision or combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a greater or lesser number of Common Stock, then in each such case the number of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be adjusted (the “Adjustment”) by multiplying the number of Common Stock to which the holder was entitled before such event by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately after such event, and the denominator of which will be the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)    In the event the Corporation shall at any time after issuance of the Series A Preferred Stock, distribute to holders of its Common Stock, other than as part of a dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness, or other securities or any of its assets (other than Common Stock or securities convertible into or exchangeable for Common Stock), then, in any such case, the Series A Preferred Stock holder shall be entitled to receive, at the same time as such distribution is made to the holders of Common Stock, with respect to each share of Common Stock issuable upon such conversion, the amount of cash or evidence of indebtedness or other securities or assets which such Series A Preferred Stock holder would have been entitled to receive with respect to each such share of Common Stock as a result of the happening of such event had the Series A Preferred Stock holder converted to Common Stock immediately prior to the record date or other date determining the shareholders entitled to participate in such distribution (the “Determination Date”).

7.    Minimal Adjustments.    No adjustment in the Original Issue Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

8.    Fractional Shares.    In lieu of any fractional shares to which the holder of the Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the closing price of one share of the Corporation’s Common Stock on the trading day prior to conversion, if such price is available. If such price is not available, this Corporation shall pay cash for fractional shares equal to such fraction multiplied by the fair market value of one share of Series A Preferred Stock as determined by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

9.    Vote to Change the Terms of Series A Preferred Stock.    The approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than fifty percent (50%) of the then outstanding shares of Series A Preferred Stock shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock.

10.    No Other Rights, Privileges, Etc.    Except as specifically set forth herein, the holders of the Series A Preferred Stock shall have no other rights, privileges or preferences with respect to the Series A Preferred Stock.

IN WITNESS WHEREOF, the undersigned each declares under penalty of perjury that the matters set out in the foregoing certificate are true of his own knowledge, and the undersigned have executed this certificate at Cupertino, California as of the 5th day of August, 1997.

/s/ John B. Douglas, III
John B. Douglas, III
Senior Vice President

/s/ Paul D. Carmichael
Paul D. Carmichael
Assistant Secretary